Exhibit B-39(a)

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

  First: The name of the limited liability company is, Entergy District Energy Holdings, LLC.

  Second: The address of its registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover. The name of its Registered Agent at such address is Capitol Services, Inc.

In Witness Whereof, the undersigned has executed this Certificate of Formation of Entergy District Energy Holdings, LLC this 22 day of September, 2003.

Entergy Corporation, as authorized person Steven C. McNeal Vice President and Treasurer